Exhibit 99.1

ASSET PURCHASE AGREEMENT

by and among

Deringer Acquisition Corp.,

Deringer Mfg. Company,

The J.M. Ney Company

and

Andersen Group, Inc.

Dated as of November 8, 2001

TABLE OF CONTENTS

Page

Section 1. Sale of Assets and Assumption of Liabilities 1

1.1. Purchase and Sale of Assets 1

1.2. Excluded Assets 2

1.3. Assumption of Liabilities 4

1.4. Excluded Liabilities 4

Section 2. Closing; Purchase Price 6

2.1. Time and Place of Closing 6

2.2. Deliveries by the Seller and the Stockholder 6

2.3. Deliveries by the Buyer 6

2.4. Purchase Price 7

2.5. Allocation of Purchase Price 7

2.6. Closing Statement 7

2.7. Payment of the Cash Portion of the Purchase Price 7

2.8. Purchase Price Defined Terms 7

Section 3. Representations and Warranties of the Seller and the Stockholder 8

3.1. Organization 8

3.2. Authority 8

3.3. No Conflicts 8

3.4. Financial Statements; Inventory 9

3.5. Absence of Undisclosed Liabilities 9

3.6. Absence of Certain Changes 9

3.7. Title to Purchased Assets 9

3.8. Personal Property 10

3.9. Real Property 10

3.10. Accounts and Notes Receivable 10

3.11. Contracts and Leases 10

3.12. Customer List 10

3.13. Compliance with Law; Licenses 11

3.14. Litigation and Orders 11

3.15. Environmental Matters 11

3.16. Taxes 12

3.17. Insurance 12

3.18. Organized Labor Matters 12

3.19. Employee Plans 12

3.20. Compliance with ERISA 13

3.21. Capitalization and Subsidiaries 14

3.22. Predecessor Status; Etc. 14

3.23. Intellectual Property 14

3.24. Warranty and Sales Return Claims 15

3.25. Names 15

3.26. Adequacy of Purchased Assets 15

Section 4. Representations and Warranties of the Stockholder. 15

4.1. Organization 15

4.2. Authority 15

4.3. No Conflicts 16

4.4. Shareholder Reports 16

Section 5. Representations and Warranties of the Buyer 16

5.1. Organization 16

5.2. Authority 16

5.3. No Conflicts 16

5.4. Full Disclosure 16

Section 6. Employee Matters 17

6.1. Offers of Employment 17

6.2. Obligations of the Seller 17

6.3. Employee Plans 17

Section 7. Covenants Prior to Closing 18

7.1. Access and Cooperation 18

7.2. Best Efforts; Consents 18

7.3. Conduct of Business Pending Closing 18

7.4. Prohibited Activities 19

7.5. No Shop 20

7.6. Stockholder Stockholders Meeting 20

7.7. Agreements to be Terminated 21

7.8. Notification of Certain Matters 21

7.9. Inventory 21

7.10. Further Assurances 22

7.11. Noncompetition By Seller and Stockholder 22

Section 8. Conditions Precedent to the Obligations of the

Stockholder and the Seller 22

8.1. Representations and Warranties; Performance of Obligations 22

8.2. No Litigation 23

8.3. Consents and Approvals 23

8.4. Certificates of Incorporation; Good Standing Certificates 23

8.5. Secretary's Certificates 23

8.6. Closing Deliveries 23

8.7. Approval of the Stockholders 23

Section 9. Conditions Precedent to Obligations of the Buyer 23

9.1. Representations and Warranties; Performance of Obligations 23

9.2. No Litigation 24

9.3. Consents and Approvals 24

9.4. No Material Adverse Effect 24

9.5. Charters and Good Standing Certificates 24

9.6. Secretary's Certificate 24

9.7. Closing Deliveries 24

9.8. Updated Schedules 24

9.9. Approval of the Stockholders 24

Section 10. Additional Agreements 24

10.1. Turnover of Payments 24

10.2. Warranty, Customer Returns and Accounts Receivable 25

10.3. Tax Returns 25

10.4. Cooperation 25

10.5. Finished Goods Inventory Margin 25

10.6. Post Closing Adjustments 26

10.7. Insurance 26

10.8. Soft Inventory 26

10.9. Ney Name 26

Section 11. Indemnification 27

11.1. Survival 27

11.2. Indemnification 27

11.3. Third Person Claims 27

11.4. Escrow 28

Section 12. Termination of Agreement 28

12.1. Termination 28

12.2. Liabilities in Event of Termination 29

Section 13. Miscellaneous 29

13.1. Expenses and Taxes 29

13.2. No Brokers or Finders 29

13.3. Notices 29

13.4. Severability 30

13.5. Interpretation 30

13.6. Exercise of Rights and Remedies 30

13.7. Remedies Cumulative 30

13.8. Governing Law 31

13.9. Assignment, Binding Effect and Entire Agreement 31

13.10. No Third Party Beneficiaries 31

13.11. Counterparts 31

13.12. Captions 31

13.13. Parent Guarantee 31

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of November 8, 2001, is among Deringer Acquisition Corp., an Illinois corporation (the "Buyer"), Deringer Mfg. Company, an Illinois corporation ("Parent"), the J.M. Ney Company, a Delaware corporation (the "Seller"), and Andersen Group, Inc. (the "Stockholder").

RECITALS:

WHEREAS, the Seller is engaged in the business of custom engineering, design and manufacturing of precision metal contacts and insert molded contact assemblies and connectors for various automotive, medical, industrial electronics, telecommunications and military market applications and related services and goods (the "Business"); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of the assets (other than the Excluded Assets as defined below) of the Seller, including without limitation those used in connection with the Business, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Sale of Assets and Assumption of Liabilities.

1.1. Purchase and Sale of Assets. Subject to the conditions set forth below, at the Closing (as defined in Section 2.1), the Seller will sell and deliver to the Buyer, and the Buyer will purchase from the Seller, all of the Seller's right, title and interest in and to the Purchased Assets. As used in this Agreement, the term "Purchased Assets" shall mean all of the assets, properties, rights and interests of the Seller (other than the Excluded Assets described in Section 1.2, which list of Excluded Assets will take precedence over the list of Purchased Assets contained in paragraphs (a) through (n) of this Section 1.1 below), including without limitation any used in or held for use by the Business, of whatever kind or nature, real or personal, tangible or intangible and wherever located, as such assets may exist at the time of the Closing. The Purchased Assets shall include the following:

(a) All rights under contracts, agreements, instruments, understandings, leases for personal property, commitments and other arrangements, whether oral or written, including without limitation contracts or orders for the sale or lease of goods and services and further including without limitation any and all warranties (express or implied) or product agreements of any manufacturer, supplier, vendor or other person or entity relating to any Purchased Assets;

(b) All Inventory (as defined in Section 3.4(b));

(c) All rights in connection with deposits, prepayments and prepaid expenses identified on Schedule 1.2(k);

(d) All machinery, equipment, attachments and parts therefor, tools, computer hardware, fixtures, office furniture, supplies and tangible personal property of every kind and nature, excluding the Dodge Ram Truck;

(e) All Intellectual Property (as defined in Section 3.23), including all patents, trademarks, service marks, trade names and trade styles (including, without limitation, all applications with respect thereto and the names "The J.M. Ney Company" and "Ney" and all variations thereof), and all logos, drawings, technical data, product specifications, computer software, source codes, object codes, computer files, programs, blueprints, know-how, trade secrets and other proprietary rights and all goodwill associated therewith;

(f) All rights in incomplete or unfilled contracts, commitments and orders issued for the purchase or lease of inventory or other goods or services by the Seller, including without limitation parts, components and supplies;

(g) All rights against suppliers of inventory or other goods or services, including without limitation any express or implied warranties and any entitlement to discounts or rebates;

(h) All authorizations, permits, franchises and licenses;

(i) All claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off or offset of every kind and nature;

(j) ll proceeds and other rights and benefits relating to insurance coverages with respect to the Purchased Assets and the Assumed Liabilities, excluding any unearned or prepaid insurance premiums or any dividends on insurance policies in effect as of the Closing Date;

(k) All goodwill and all other intangible property;

(l) All construction in process;

(m) All marketing plans, marketing manuals, sales materials, promotional materials, catalogues and advertising and marketing literature and materials;

(n) All business records and files relating to the Purchased Assets and Assumed Liabilities, including without limitation customer lists and other identifications of former, existing and potential customers and suppliers, mailing lists, sales information, customer and supplier records, cost and pricing information, billing records, employment and personnel records and other records (including without limitation those maintained in computer tapes, disks or other computer retrievable formats), in each case whether maintained by the Seller or by others for the Seller, and the Seller's main telephone number and post office boxes at which the Seller receives correspondence or remittances from customers, but excluding tax returns and any communication sent or received by Seller, Stockholder or their respective attorneys or other professional representatives relating to this transaction to the extent not previously provided to Buyer; and

(o) All lockbox addresses and related lockbox accounts for the payment of accounts receivable (but not including any other bank accounts, and subject to the provisions of Section 10.2(b).)

1.2. Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets will not include the following (collectively, the "Excluded Assets"):

(a) The Seller's rights under this Agreement;

(b) The Seller's cash, cash equivalents, short-term investments and marketable securities;

(c) The Seller's corporate minute books, corporate seal, charter documents, and stock records;

(d) Furniture used in the offices of Andersen Group Inc. personnel located in the Bloomfield, Connecticut facility;

(e) All leasehold and ownership interests in trucks, cars, trailers and other vehicles of any kind, including the Dodge Ram Truck;

(f) Contracts to acquire precious metals and contracts with sales agents, representatives and distributors;

(g) Any refinery or factory lot precious metal inventory owned by Seller in the custody of third parties;

(h) Artwork, including, but not limited to, those items listed on Schedule 1.2(h);

(i) Any recoveries from or related to or in connection with the misappropriation of monies by Les Evan Rockmael, including but not limited to recoveries of monies from Les Evan Rockmael, any insurance company, the Ohio Supreme Court Client Recovery Fund, any bank from which the misappropriated monies were initially deposited or recoveries from any other source;

(j) Any rights to receive or subscribe for any shares of capital stock as the result of being the owner and/or the holder of any insurance policy or annuity contract and any rights to subscribe for shares of stock of mutually owned savings banks, thrift institutions, insurance companies or any comparable or analogous financial institutions that is involved in the conversion from a mutual form of ownership to a stock form of ownership and all deposits at, or the cash surrender values of, any monies held by such financial institutions for or on behalf of Seller;

(k) Any deposits, prepayments and prepaid expenses not specifically identified on Schedule 1.2 (k);

(l) The annuity contract relating to Frank Wilson and the life insurance policies insuring the lives of Denton Smith and Neil Swanson;

(m) Any rights under any insurance contracts maintained by the Seller to the extent related to the Excluded Assets or the Excluded Liabilities (as defined in Section 1.4);

(n) Any real property, and any buildings and improvements thereon, of the Seller, and any related rights and authorizations associated with fee ownership thereof, including Seller's rights as lessor under the lease attached hereto as Exhibit C;

(o) Any refund of any taxes which have been paid by the Seller and net operating or capital loss carryforwards;

(p) Any business records and files to the extent related to only the foregoing Excluded Assets or the Excluded Liabilities;

(q) All accounts and accounts receivable, promissory notes of other parties and other rights to receive payments from any person or entity, including the Stockholder and its affiliates, including without limitation rights to payments arising from the sale or lease of goods and services (whether current or non-current) with respect to goods or services sold by Seller prior to the Closing Date and including related security interests; and

(r) Any and all insurance policies, annuity contracts, trust funds and other assets relating to Employee Plans as defined in Section 3.19; and

(s) Any unearned or prepaid issuance premiums or any dividends on insurance policies in effect as of the Closing.

1.3. Assumption of Liabilities. Subject to the conditions set forth below, at the Closing the Buyer will assume and become responsible for the following liabilities and obligations of the Seller arising from operation of the Business (the "Assumed Liabilities") and no others:

(a) Liabilities and obligations of the Seller for unpaid accrued vacation benefits recorded in the books and records of the Seller as of the Closing Date plus current year vacation benefits effective March 1, 2001, to the extent accrued in accordance with the Seller's personnel policies, regardless of whether recorded on the books and records of the Seller as of the Closing Date, in each case for employees of Seller hired by Buyer. Schedule 1.3(a) is a complete schedule of employees at signing of this Agreement. Buyer shall deliver to Seller, no later than 20 business days after the delivery of such schedule, a schedule of names of employees of Seller to be hired by Buyer. After receipt by Seller of the schedule of names of employees of Seller to be hired by Buyer, Seller shall provide to Buyer, no later than five (5) business days prior to the expected Closing Date, the value of the accrued vacation benefits determined in accordance with Section 2.8 as of the Closing Date for such employees;

(b) Liabilities and obligations of the Seller from and after the Closing Date under the contracts and agreements listed on Schedule 1.3(b) which are other than warranty arrangements (but not any liability or obligation resulting from any breach or violation thereof on or prior to the Closing);

(c) Liabilities and obligations for payment of the remaining amounts due under the capitalized leases set forth on the Closing Statement and listed on Schedule 1.3(c); and

(d) Liabilities and obligations of the Seller for "customer pool balances." For the purpose of this Section 1.3(d) "customer pool balances" means precious metal inventories that are owned by customers of Seller at or prior to the time of Closing, held by the Seller or a third party and listed on Schedule 1.3(d).

1.4. Excluded Liabilities. Except as specifically assumed pursuant to Section 1.3, the Buyer will not assume or be responsible for any obligation or liability of the Seller or Stockholder, and the Seller will continue to be responsible for all its obligations and liabilities, whether known or unknown, fixed or contingent, liquidated or unliquidated and secured or unsecured, whether arising prior to, at or subsequent to the Closing, whether or not related to the Business and whether or not disclosed to the Buyer (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include any obligations or liabilities of the Seller:

(a) Arising out of or relating to this Agreement or the transactions contemplated hereby, including without limitation the preparation, negotiation or execution of this Agreement and any attorneys', accountants' or other fees or expenses incurred in connection therewith, except for 50% of the expenses incurred in performing the appraisal performed by The Eshak Group (the "Appraisal");

(b) Constituting indebtedness, including without limitation obligations or liabilities on account of borrowed money, the deferred purchase price of any property, letters of credit or guarantees;

(c) For federal, state, local or foreign taxes arising out of or relating to the operation of the Business by the Seller or any activity or event occurring or condition or state of facts existing at or prior to the Closing Date or arising out of, resulting from or incident to the consummation of the transactions contemplated by this Agreement;

(d) Arising out of or relating to any actual or alleged breach or failure to perform by the Seller, or any other person or entity for which the Seller may be liable, under any contract, commitment, arrangement or understanding;

(e) Resulting from any violation by the Seller, or any other person or entity for which the Seller may be liable, of any legal duty or any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order or decree, including without limitation any Environmental Laws (as defined in Section 3.15(a));

(f) Relating to any condition, event, action or situation occurring or existing prior to the Closing for which liability under any Environmental Law may arise;

(g) To any present or former stockholder, option holder, officer or director of the Seller;

(h) To any present or former employee of the Seller (or their dependents or beneficiaries), including without limitation, (i) liabilities and obligations relating to Employee Plans, (ii) vacation benefits accrued through the Closing Date for employees other than employees hired by Buyer or as provided in the last sentence of this Section 1.4 below, (iii) all medical and other benefit obligations to retirees from employment with the Seller, and their dependents and beneficiaries, (iv) medical and other benefit obligations to employees of the Seller and their dependents and beneficiaries that relate to events or activities occurring, or conditions or states of fact existing, at or prior to the Closing Date, (v) severance benefits or payments payable to employees upon the termination of their employment with the Seller under any severance or similar contract, agreement, plan, program, policy arrangement or understanding maintained by the Seller, or to which the Seller is a party, except as provided in the last sentence of this Section 1.4, (vi) obligations for wages, bonuses, fringe benefits or worker's compensation, or (vii) other obligations under any federal, state, local or foreign law, statute, ordinance, rule or regulation, relating to employment;

(i) Relating to any accounts payable, note payable or other payable to any affiliate of the Seller or the Stockholder or any affiliate of the Stockholder;

(j) Relating to any litigation pending or threatened against the Seller;

(k) Resulting from any product liability claims, warranty claims or other claims with respect to products sold or leased or services rendered by the Seller or any of its predecessors;

(l) Relating to any activities or businesses of the Seller or any of its predecessors other than the Business; or

(m) Relating to any Excluded Asset.

The Seller agrees to pay and discharge all Excluded Liabilities in accordance with the terms thereof. In the event that Buyer deviates from the headcount reduction set forth on Schedule 1.4, Buyer shall assume the liability with respect to any incremental severance costs in excess of $5,000, as calculated in accordance with the severance policy described on Schedule 3.19 and assuming in each department that those employees terminated shall be those resulting in the highest severance cost.

Section 2. Closing; Purchase Price.

2.1. Time and Place of Closing. The consummation of the purchase and sale of the Purchased Assets is called the "Closing." The Closing will take place at the offices of Stockholder on the Tuesday after the date on which the last of the conditions set forth in Section 8 or 9 is satisfied, or at such other place or on such other date as the parties may agree in writing. For all purposes of this agreement, the Closing shall be deemed effective as of the close of business Friday immediately preceding the Closing (the "Closing Date").

2.2. Deliveries by the Seller and the Stockholder. At the Closing, the Seller and the Stockholder will deliver to the Buyer:

(a) A Bill of Sale and General Assignment in the form attached hereto as Exhibit A, duly executed by the Seller (the "Bill of Sale") and transferring the Purchased Assets to the Buyer, free and clear of all liens, security interest, charges, claims and other encumbrances of any kind;

(b) An Escrow Agreement in the form attached hereto as Exhibit B, duly executed by the Seller and the Escrow Agent (the "Escrow Agreement");

(c) A certificate executed by the Seller setting forth the computation of the Purchase Price, together with the Closing Statement described in Section 2.6;

(d) Any other instruments of transfer and assignment of the Purchased Assets that the Buyer may reasonably request to vest the Purchased Assets in the Buyer, free and clear of all liens, security interests, charges, claims and other encumbrances of any kind, in accordance with the terms of this Agreement;

(e) A copy of a written consent executed by the Stockholder approving this Agreement and the transactions contemplated hereby;

(f) Documents evidencing the change in the Seller's corporate name and the release of any assumed name of the Seller in favor of the Buyer in form and substance satisfactory to the Buyer;

(g) Evidence satisfactory to Buyer that all liabilities for accrued vacation benefits for employees of Seller not hired by Buyer have been satisfied by payment in cash; and

(h) A lease with respect to the premises commonly known as 2 Douglas Street, Ney Industrial Park, Bloomfield, Connecticut 06002 and occupied by the Seller in connection with the Business prior to the Closing Date, duly executed by Andersen Group, Inc. and in the form attached hereto as Exhibit C (the "Lease").

2.3. Deliveries by the Buyer. At the Closing, the Buyer will deliver to the Seller:

(a) The cash consideration referred to in Section 2.7(a), payable by wire transfer to the account or accounts specified in writing by the Seller, together with the amount to be deposited with the Escrow Agent referred to in Section 2.7(b);

(b) The Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(c) An Assumption Agreement in the form attached hereto as Exhibit D, duly executed by the Buyer (the "Assumption Agreement"); and

(d) The Lease, duly executed by the Buyer and in form and substance acceptable to the Seller.

2.4. Purchase Price. The aggregate consideration to be delivered in consideration of the sale of the Purchased Assets to the Buyer (the "Purchase Price") shall be the sum of (i) $5,269,100 plus (ii) the value of fixed asset additions subsequent to February 28, 2001 plus (iii) the value of Purchased Inventory plus (iv) the value of Purchased Prepaid Expenses less (v) the value of the principal component of liabilities assumed under Section 1.3(c) less (vi) the value of the Hired Employee Vacation Accrual.

2.5. Allocation of Purchase Price. The aggregate consideration delivered pursuant to Section 2.4 will be allocated among the Purchased Assets and the Assumed Liabilities as determined by the Buyer as of the Closing Date. Buyer will allocate at least $600,000 to goodwill and $5,000 to the non-compete contained in Section 7.11. Each party will reflect such allocation in any filings required pursuant to Section 1060 of the Code or any similar provisions of state, local or foreign law, and in all tax returns.

2.6. Closing Statement. The Seller and the Stockholder shall prepare and deliver to the Buyer at the Closing a closing statement as of the Closing Date (the "Closing Statement") which shows in reasonable detail the calculation of the purchase price and shall be acceptable to the Buyer, including the calculation of Purchased Inventory, in the form of Schedule 2.6. In addition, the Closing Statement shall include a detailed list of all open shop orders identifying cumulative cost for material, labor, and overhead. The precious metal cost, labor and overhead will be determined based on Seller's frozen standard used in the ordinary course of business. In addition, the Closing Statement shall include a schedule of Soft Inventory (as defined in Section 10.8) as of the Closing Date.

2.7. Payment of the Cash Portion of the Purchase Price. The cash portion of the Purchase Price set forth in Section 2.1(a) shall be payable as follows:

(a) The Purchase Price, less $600,000, shall be paid to the Seller at the Closing; and

(b) Six hundred thousand dollars ($600,000) shall be deposited with a bank or trust company, as escrow agent (the "Escrow Agent") under the Escrow Agreement, which amount shall be distributed in accordance with the provisions of the Escrow Agreement.

2.8. Purchase Price Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

"Hired Employee Vacation Accrual" shall mean the value of accrued vacation as reflected on the books and records of the Company as of February 28, 2001, plus (i) a portion of the accrual effective March 1, 2001, regardless of whether recorded on the books and records of the Company, equal to such March accrual times a fraction, the numerator of which is actual number of days elapsed since March 1 to the Closing Date, and the denominator of which is 365, less (ii) any days of vacation taken.

"Precious Metal Adjustment" means, with respect to any Inventory (other than Inventory subject to any fixed price contract), the positive or negative difference between the value of precious metal content thereof set forth in the books of account of the Seller based on Seller's frozen standard less the value of precious metal content determined at the second London Fix as of the Closing Date and with respect to any order for which the price has been fixed and is not subject to change based on changes in fluctuation in precious metal prices ("Fixed Price Contract") as listed on Schedule 1.3(b), the positive or negative difference between the value of precious metal content determined at the second London Fix as of the Closing Date of any such item of Inventory, less the value of precious metal content thereof set forth in such contracts. In the event a Fixed Price Contract does not contain a specific amount of goods to be delivered, the amount of precious metal content will be a good faith estimate jointly agreed to Buyer and Seller based on past purchases by the customer. For the purposes of this definition, the second London Fix means the London Fix price set in the afternoon, London, U.K. time, for the relevant precious metal as stated in United States dollars and found on the Internet site www.kitco.com under the headings "Historical London Fixings" "PM" for the day preceding the Closing Date.

"Purchased Inventory" means the value of Inventory as determined pursuant to clause (iv) of Section 3.4(b), plus (i) any LIFO reserves and obsolescence reserves, less (ii) the value of any refinery or factory lot precious metal inventory (net of any reserves) in the custody of third parties, less (iii) the Precious Metal Adjustment, in each case as adjusted by the physical inventory taken pursuant to Section 7.9 hereof and set forth on the Closing Statement.

"Purchased Prepaid Expenses" means prepaid expenses as set forth on the books and records of the Seller in accordance with generally accepted accounting principles as of the Closing Date, but only if listed on Schedule 1.2(k).

Section 3. Representations and Warranties of the Seller and the Stockholder.

Each of the Seller and the Stockholder jointly and severally represents and warrants to the Buyer as follows:

3.1. Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business as currently conducted or proposed to be conducted. The Seller is not required to be qualified to do business as a foreign corporation in any jurisdiction. Except as set forth on Schedule 3.1, no part of the Business is conducted through any agent, subsidiary or affiliate of the Seller.

3.2. Authority. The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements being executed and delivered by the Seller to the Buyer in connection with this Agreement (collectively, together with this Agreement, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement and the other Transaction Documents to which either the Seller or the Stockholder is a party constitute the legal, valid and binding obligation of the Seller or the Stockholder, as the case may be, enforceable against the Seller and the Stockholder in accordance with their respective terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors rights generally, and general principles of equity.

3.3. No Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the Stockholder and the consummation of the transactions contemplated by the Transaction Documents (a) do not require the Seller to file any notice with or obtain any consent, approval, authorization or exemption from any person or entity, including without limitation any government or governmental agency or instrumentality, other than the affirmative vote of the stockholders of the Stockholder, (b) will not violate any writ, injunction, decree, order, judgment, law, statute, ordinance, rule or regulation, (c) will not constitute a default or breach under any agreement or commitment to which the Seller is a party or by which the Seller or any of its properties (including without limitation the Purchased Assets) may be bound and (d) will not result in the imposition of any security interest, lien, charge or other encumbrance on any of the Purchased Assets.

3.4. Financial Statements; Inventory.

(a) The Seller has delivered to the Buyer copies of the financial statements set forth on Schedule 3.4 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition of the Seller at the dates indicated and the results of operations and cash flows of the Seller for the periods indicated in accordance with generally accepted accounting principles consistently applied.

(b) All inventory of the Business (whether or not allocated to contracts in process), including raw materials, work in process and finished products, displays, advertising materials, packaging, items purchased for distribution or resale and items of the foregoing types which have been ordered or purchased by Seller for the Business, including inventory shown on the Financial Statements, or acquired thereafter, but excluding refinery and factory lot precious metal inventory in the custody of third parties ("Inventory"), (i) was acquired or manufactured in the ordinary course of business, (ii) is not damaged, defective, or Soft Inventory (as defined in Section 10.8 hereof), (iii) meets the current specifications and standards of Seller as well as all government and industry specifications and standards for the particular product, (iv) is valued on the books of account and Financial Statements at standard (on a last-in, first-out (LIFO) basis)) in which the standard cost less reserves is no greater than individual market value (sales price less direct selling and direct distribution costs), in accordance with generally accepted accounting principles consistently applied throughout the periods reported upon, and (v) all adjustments described in the definition of Purchased Inventory were made correctly.

3.5. Absence of Undisclosed Liabilities. The Seller has no material liabilities (whether known or unknown, fixed or contingent, liquidated or unliquidated or secured or unsecured) other than as and to the extent reflected or reserved against in the most recent balance sheet included in the Financial Statements and other than those incurred by the Seller in the ordinary course of business since such most recent balance sheet date (none of which liabilities are for breach of contract, tort, infringement or violation of any law, statute, ordinance, rule or regulation).

3.6. Absence of Certain Changes. Since September 30, 2001, (a) the Business has been conducted only in the ordinary course; (b) the Business has not experienced any change which, individually or in the aggregate, has had or may have a material adverse effect on the Purchased Assets or the operations, affairs, condition (financial or otherwise) or prospects of the Business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of the Seller; (d) there has not been any declaration or payment of any dividend or distribution in respect of the Seller's capital stock or any direct or indirect purchase, or redemption or other acquisition or retirement of, any of the capital stock of the Seller; (e) there has not been any sale or transfer, or any agreement to sell or transfer, any material assets, of the Seller to any person or entity (other than sales of inventory in the ordinary course of business or the sale contemplated by this Agreement); (f) there has not been any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights; (g) there has not been any waiver of any material rights or claims of the Seller, other than the negotiation and adjustment of bills made by the Seller in the ordinary course of business in the course of good faith disputes with customers and in a manner consistent with past practice; and (h) there has not been any amendment or termination, or to the knowledge of the Seller, threatened termination, of any material contract, commitment, agreement, license, permit, authorization or other right to which the Seller is a party.

3.7. Title to Purchased Assets. The Seller is the sole legal and beneficial owner of the Purchased Assets (other than assets leased pursuant to contracts scheduled on Schedule 1.3(b)) with good and marketable title thereto, and the Bill of Sale will transfer good and marketable title in the Purchased Assets to the Buyer, in each case free and clear of all security interests, liens, charges, claims and other encumbrances of any kind (but subject, in the case of leased properties, to the rights of the other parties under the applicable leases).

3.8. Personal Property.

(a) Schedule 3.8 lists, in reasonable detail all personal property owned by the Seller with an individual book value or market value in excess of $500, all leased property and all leases in respect of personal property. Except as set forth on Schedule 3.8, (i) all of the tangible personal property (other than inventory) owned by the Seller or leased by the Seller pursuant to any lease has been well maintained and is in good working order and condition, ordinary wear and tear excepted, and, in addition, in the case of leased property is in the condition required by the applicable lease; and (ii) all leases are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

(b) All inventory of the Seller is saleable or useable in the ordinary course of business consistent with past practice and all damaged, obsolete or slow moving inventory or inventory in excess of the amount reasonably required for the operation of its business has been written off or down to its net realizable value on the Financial Statements and the books and records of the Seller.

3.9. Real Property. There are no pending or threatened appropriation, condemnation, eminent domain or like proceedings relating to all of the real property used exclusively in the operation and conduct of the Business (including buildings, structures and other improvements located thereon) (the "Owned Real Property"). All easements, rights, interests, and appurtenances relating to the Owned Real Property, are free and clear of all title defects, except for the liens set forth on Schedule 3.9. Schedule 3.9 lists all real property leased, subleased, used or otherwise occupied by the Seller in the conduct of its business and all leases or other agreements in respect of such real property. All leased property is in the condition required by the applicable lease and all leases and other agreements included on Schedule 3.9 are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

3.10. Accounts and Notes Receivable. Schedule 3.10 lists all of the accounts, notes and other receivables of the Seller (other than those receivables of the Seller arising after the most recent month end as a result of sales in the ordinary course of business to persons or entities who are not affiliated with the Stockholder or the Seller). Buyer acknowledges that such receivables are Excluded Assets.

3.11. Contracts and Leases. Schedule 3.11 lists all material agreements, contracts instruments or commitments to which Seller is a party or by which it or any of its assets are bound. Except for agreements and commitments set forth on Schedule 3.11, the Seller is not a party to any agreement or other commitment (including without limitation any lease, employment agreement or consulting agreements) relating to the Business (x) under which the Seller is obligated to make payments in excess of $20,000 in any year and which is not cancelable at the option of the Seller without penalty upon not more than 30 days notice, (y) with any person who is (or who controls, is controlled by or is under common control with) a director or officer of the Seller or the Stockholder or (z) which prohibits or restricts the Seller or any other owner of the Purchased Assets from freely using or disclosing any information or other asset, from freely providing goods or services to any person or entity or which restricts the types of business or geographical territory in which any business may be engaged. The Seller is not in default in any material respect under any agreement or commitment relating to the Business.

3.12. Customer List. The Seller has delivered to the Buyer a copy of its customer list. This customer list accurately sets forth the current customers of the Business and all former customers of the Seller during the past three years. No customer whose individual account represented more than two percent (2%) of the gross sales of the Business during the twelve (12) month period ended on April 30, 2001 has, on or after September 30, 2001, terminated or materially and adversely altered or given the Seller notice of intention to terminate or materially and adversely alter, its previous or existing arrangements with the Seller. A list of each customer which was responsible for more than two percent (2%) of the gross sales of the Business during the twelve (12) month period referred to above, along with gross sales for each such customer from the period from May 1, 2001 to September 30, 2001, is set forth on Schedule 3.12.

3.13. Compliance with Law; Licenses. The Purchased Assets and the operation of the Business are in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations, permits, licenses and authorizations including without limitation those concerning labor and employment (but subject, in the case of Environmental Laws and tax matters, to the specific provisions of Sections 3.15 and 3.16, respectively). The Seller holds the permits, licenses and authorizations set forth on Schedule 3.13 with respect to the Business, which are all of the permits, licenses and authorizations required to conduct the Business and all of which are included in the Purchased Assets (other than licenses which are required by law to be held by individuals in order to conduct the Business). Neither the Seller nor the Stockholder has received any notice that any governmental authority intends to cancel, terminate or not renew any such permit, license or authorization.

3.14. Litigation and Orders. There is no action, suit, proceeding or investigation in any court or before any arbitrator or government agency or instrumentality pending or, to the knowledge of the Seller or the Stockholder, threatened against or affecting the Seller or any of the Seller's properties (including without limitation any of the Purchased Assets) or the Business. There are no judgments, orders, writs, injunctions or decrees binding upon or applicable to the Seller or its property and the Seller not in violation of any of the foregoing.

3.15. Environmental Matters.

(a) The Seller has complied with and is in compliance in all material respects with all applicable federal, state and local laws, statutes, ordinances, regulations, rules, judgments, orders, writs, injunctions and decrees relating to environmental protection (collectively "Environmental Laws"), including without limitation Environmental Laws relating to substances or materials that are deemed under Environmental Laws to be hazardous or toxic, including without limitation asbestos, lead-based paints and petroleum and petroleum products (including crude oil or any fraction thereof) (collectively, "Hazardous Materials").

(b) The Seller has obtained and Schedule 3.15 sets forth, all licenses, franchises, permits and other governmental authorizations and approvals (collectively, the "Authorizations") required by Environmental Laws for the conduct of the Business as currently conducted, and Seller is in compliance with all such Authorizations.

(c) To the knowledge of the Seller, there have been no events, situations or conditions, including releases or threats of releases of Hazardous Materials, at, from, in or on any property owned or operated by the Seller which (i) were, or which were required to be, reported under any Environmental Law, or (ii) were given or could give rise to liabilities under Environmental Laws.

(d) Except as set forth on Schedule 3.15, neither the Seller nor anyone acting on behalf of the Seller has transported Hazardous Materials, disposed of Hazardous Materials, or arranged for the transportation of Hazardous Materials to a site which is the subject of any federal, state or local enforcement action or any other investigation, which, may lead to a claim for any clean-up cost, fines, remedial work, recovery for damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any state counterpart thereof.

(e) The transactions contemplated by this Agreement do not require disclosure or other compliance activities under any Environmental Law which are triggered by transfers or transactions of the type contemplated herein.

(f) Seller has provided to Buyer copies of all environmental audits, assessments, studies or analytical data prepared for or within the possession or control of the Seller or the Stockholder with respect to any property or facility owned, operated or leased by the Seller.

(g) The indemnity provisions of Section 11 shall be the sole remedy for breaches of this representation.

3.16. Taxes. The Seller has properly completed and filed, within the time and in the manner prescribed by law, all tax returns and other documents required to be filed in respect of federal, state, local and foreign taxes, and all such returns and other documents are true, correct and complete. The Seller has paid all taxes then due and payable and established reserves on its books that are adequate for the payment of all taxes not yet due and payable. There are no liens for taxes upon any of the Purchased Assets, except liens arising by law for taxes not yet due and payable. There are no examinations in progress or claims against the Seller for taxes (including without limitation penalties and interest) for any period or periods and no notice of any claim for taxes, whether pending or threatened, has been received by the Seller or the Stockholder. The indemnity provisions of Section 11 shall be the sole remedy for breaches of this representation.

3.17. Insurance. The Seller has delivered to Buyer as of a recent date an accurate list of all insurance loss runs or workers' compensation claims received by it for the last three years, and true, complete and correct copies of all insurance policies currently in effect. Such insurance is sufficient to comply with all requirements of applicable law and all agreements and commitments relating to the Business. All such policies are in full force and effect and the premiums have been paid when due. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance and, to the knowledge of the Seller and the Stockholder, no reasonable basis for any such claim, action, suit or proceeding exists. The Seller is not in default with respect to any provisions contained in any such insurance policies and, to the knowledge of the Seller and the Stockholder, has not failed to give any notice or present any material claim under any such insurance policy in due and timely fashion.

3.18. Organized Labor Matters. During the past three years (i) the Seller has not been and is not currently bound by or subject to, and none of its assets or properties is bound by or subject to, any arrangement or agreement with any labor union, (ii) no employees of the Seller have been or are currently represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Seller and the Stockholder, no campaign to establish such representation has been commenced or is currently in progress, and (iv) there has not been nor is there currently any pending or, to the knowledge of the Seller or the Stockholder, threatened labor dispute involving the Seller and any group of its employees nor has the Seller experienced any labor interruptions. The Seller believes its relationship with employees to be good.

3.19. Employee Plans.

(a) For purposes of this Agreement, the term Employee Plan includes each employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan as defined in Section 3(37) of ERISA) including terminated plans, and each other bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, phantom stock, employment, termination, severance, compensation, medical, health or other plan, agreement, policy, practice or arrangement that covers employees or former employees of the Seller and their dependents and beneficiaries. Schedule 3.19 lists each Employee Plan which currently, or since January 1, 1999, is or has been maintained by the Seller for its employees and their beneficiaries or dependants, or to which the Seller made or was required to make contributions.

(b) Except for the Employee Plans described on Schedule 3.19, (1) the Seller does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an Employee Plan, nor does the Seller have any obligation to contribute to or accrue or pay any benefits under any such Employee Plan, and (2) the Seller is not required to contribute to any Employee Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Seller's employees.

(c) The Seller is not now, nor can as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation ("PBGC") or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Plans listed on Schedule 3.19 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Seller with respect to any Plan listed on Schedule 3.19 have either been fulfilled in their entirety or are fully reflected on the most recent balance sheet of the Seller included in the Financial Statements.

3.20. Compliance with ERISA. All of the Plans listed on Schedule 3.19 that are intended to qualify under Section 401(a) of the Code (the "Qualified Plans") are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified, and true, correct and complete copies of such determination letters have been delivered to the Buyer. Except as disclosed on Schedule 3.20, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits, annual reports (Form 5500) or tax returns) have been timely filed or distributed. Neither the Stockholder, any Plan listed in Schedule 3.19 nor the Seller has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA or Section 4975 of the Code. No Plan listed in Schedule 3.19 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the PBGC. In addition:

(a) there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

(b) no Plan listed in Schedule 3.19 subject to the provisions of Title IV of ERISA has been terminated;

(c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA and the regulations issued thereunder) with respect to any Plan listed in Schedule 3.19;

(d) the Seller has not incurred any liability under Section 4062 of ERISA;

(e) As to each Employee Plan subject to Title IV of ERISA, the value of the assets thereof, as of the date hereof, as determined by such Employee Plan's independent actuaries, exceeds the present value, as of the date hereof, as determined by such actuaries on a termination basis and on an ongoing basis, of all benefits accrued under such Plan;

(f) No waiver from the minimum funding standard requirements of Section 302 of ERISA or Section 412 of the Code has been obtained, applied for or is contemplated with respect to any Employee Plan subject to Title IV of ERISA;

(g) All current and material documents relating to each Multiemployer Plan, to which Seller has, or had since January 1, 1999, any obligation to contribute, have been furnished to the Buyer, including but not limited to collective bargaining agreements, plan and trust documents, plan rules relating to estimates of withdrawal liability and statements of unfunded vested benefits and contribution history. The Seller has made all contributions required in connection with any Multiemployer Plan as of the date hereof. The Seller has not terminated participation in, or withdrawn from, in a complete withdrawal as defined in Section 4203 of ERISA, or a partial withdrawal as defined in Section 4205 of ERISA, any Multiemployer Plan, and is not aware of any withdrawal liability as defined in Section 4201 of ERISA assessed against the Seller, with respect to any Multiemployer Plan;

(h) No matter is pending or relating to any Employee Plan before any court or governmental agency; and

(i) Except as set forth in Schedule 3.19 there are no plans, arrangements or agreements to which the Seller is a party, or by which it is bound, and under which as a result of any particular transaction or transactions (including but not limited to the transactions contemplated by this Agreement), any director, officer, employee or other agent of the Seller or any other party claiming through such a person shall or may acquire rights with respect to any Employee Plan (including the creation, increase or extension of new or existing rights), shall become entitled to a distribution or payment with respect to any Employee Plan at a date earlier than if such transaction had not occurred, or shall otherwise receive or become vested in rights and benefits with respect to any Employee Plan. Except as set forth in Schedule 3.19, the Seller is not a party to any agreement with any director, officer, employee or agent of the Seller pursuant to which any such person will be entitled to any payment by the Seller upon termination of employment with the Seller following a change in control of the Seller.

(j) The indemnity provisions of Section 11 shall be the sole remedy for breaches of this representation.

3.21. Capitalization and Subsidiaries. All of the issued and outstanding shares of the capital stock of the Seller are owned of record by the Stockholder. Except as set forth on Schedule 3.21, no subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Seller to issue any of its authorized but unissued equity securities or transfer any of its treasury shares. The Seller has no subsidiaries. The Seller does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Seller, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

3.22. Predecessor Status; Etc. Set forth on Schedule 3.22 is a listing of all prior corporate names of the Seller, and all names of all predecessor companies of the Seller during the last five years, including without limitation the names of any entities acquired by the Seller (by stock purchase, merger or otherwise) or owned by the Seller or from whom the Seller previously acquired material assets.

3.23. Intellectual Property. Schedule 3.23 sets forth (a) all trademarks, service marks, trade names, trade styles, copyrights and all registrations or applications therefor, (b) all patents, inventions and all registrations or applications therefor, and (c) all licenses, sublicenses and other agreements to which the Seller is a party, either as licensee or licensor or otherwise, related to any intangible or intellectual property used in the business conducted by the Seller (all intangible or intellectual property used in the business conducted by the Seller, whether or not listed, the "Intellectual Property"). All actions necessary to maintain the registration, application or use of the Intellectual Property have been taken by the Seller, and the Seller has not engaged in any conduct or omitted to perform any necessary act, the result of which would invalidate, abandon or otherwise render the Seller's rights to any Intellectual Property unenforceable. The Seller is not required to pay any royalty, license, fee or other similar compensation with respect to the Intellectual Property in connection with the current or prior conduct of the business conducted by the Seller. As used in the business of the Seller as currently conducted, none of the Intellectual Property infringes or misappropriates or otherwise violates or has been alleged to infringe, misappropriate or otherwise violate any proprietary rights of any other person or entity, nor is the Seller otherwise in the conduct of its business infringing upon, or alleged to be infringing upon, any proprietary rights of any other person or entity. To the knowledge of the Seller and the Stockholder, no person or entity is engaged in any activity which would constitute infringement of the Seller's rights in the Intellectual Property.

3.24. Warranty and Sales Return Claims. Schedule 3.24 accurately describes all warranty, sales return, allowance and similar policies related to the business conducted by the Seller. Neither the Seller nor the Stockholder has received any notice or are otherwise aware of any claim by any customer or any other person or entity against the Seller based in any way on or related to any theory of product liability or any material defect or problem with respect to any of goods or services provided by the Seller at any time during the past three years.

3.25. Names. No person or entity has been granted the right to use the name "The J.M. Ney Company" and "Ney" or any variation of either thereof by the Seller or by the Stockholder (except pursuant to the Agreement for Use of Name and Logo effective as of March 1, 1998 by and among Ney Ultrasonics Inc., the J.M. Ney Company and CAE (US) Inc., Section 2.2(h) of the Asset Purchase Agreement dated as of August 10, 1995 among Phoenix Shannon p.l.c., Andersen Group, Inc., the J.M. Ney Company and Ney Dental International, Inc. ("Dental") and the Agreement effective November 28, 1995 between the J.M. Ney Company and Dental) nor, to the knowledge of the Seller or the Stockholder, does any other person or entity use such names in the precision metal contacts and insert molded contact assemblies and connectors industries.

3.26. Adequacy of Purchased Assets. The Purchased Assets constitute all of the assets held for use or used in connection with the Business as currently conducted (other than the Excluded Assets) and the Purchased Assets, along with the Real Estate subject to the lease, are adequate to enable the Buyer to conduct after the Closing the Business as currently conducted by the Seller, assuming Buyer provides working capital consistent with past practice and assuming Buyer operates the Business in substantially the same manner as it was operated in the 12 months preceding the date of this Agreement.

Section 4. Representations and Warranties of the Stockholder.

The Stockholder represents and warrants to the Buyer as follows:

4.1. Organization. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted or proposed to be conducted.

4.2. Authority. The Stockholder has all requisite power and authority to execute and deliver and, upon approval of its stockholders, perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and, upon approval of its stockholders, performance of this Agreement and the other Transaction Documents by the Stockholder and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Stockholder, except, at the date of this Agreement, for the affirmative vote of its Stockholders. This Agreement and the other Transaction Documents to which the Stockholder is a party constitute the legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their respective terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors rights generally, and general principles of equity.

4.3. No Conflicts. The execution, delivery and, upon approval of its stockholders, performance of this Agreement and the other Transaction Documents by the Stockholder and the consummation of the transactions contemplated hereby (a) do not require the Stockholder to file any notice with or obtain any consent, approval, authorization or exemption from any person or entity, including without limitation any government or governmental agency or instrumentality, other than the affirmative vote of its stockholders, (b) will not violate any writ, injunction, decree, order, judgment, law, statute, ordinance, rule or regulation, (c) will not constitute a default or breach under any agreement or commitment to which the Buyer is a party or by which it or any of its properties may be bound and (d) will not result in the imposition of any security interest, lien, charge or other encumbrance on any of the Purchased Assets.

4.4. Shareholder Reports. The consolidated financial statements of Stockholder and Seller contained in reports filed by the Stockholder with the Securities and Exchange Commission (the "SEC") (collectively, including any amendments of any such reports, the "Stockholder Reports") pursuant to the Securities Exchange Act of 1934, as amended, fairly present the financial condition of Stockholder at the dates indicated, and the results of operation and cash flows of Stockholder for the periods indicated in accordance with generally accepted accounting principles consistently applied. The consolidated financial statements of the Stockholder and the Seller included in such Stockholder Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto.

Section 5. Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller and the Stockholder as follows:

5.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted or proposed to be conducted.

5.2. Authority. The Buyer has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and the other Transaction Documents to which the Buyer is a party constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

5.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby (a) do not require the Buyer to file any notice with or obtain any consent, approval, authorization or exemption from any person or entity, including without limitation any government or governmental agency or instrumentality, (b) will not violate any writ, injunction, decree, order, judgment, law, statute, ordinance, rule or regulation and (c) will not constitute a default or breach under any agreement or commitment to which the Buyer is a party or by which it or any of its properties may be bound.

5.4. Full Disclosure. No representation or warranty made by the Buyer in this Agreement (including any Schedule or Exhibit hereto), any Transaction Document or in any document delivered in accordance with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

Section 6. Employee Matters.

6.1. Offers of Employment. The Buyer may offer employment, for such positions and on such terms and conditions as the Buyer in its sole discretion may determine, to such employees of the Seller engaged in the Business as the Buyer may determine, subject to Buyer's obligations for severance to the extent it deviates from the headcount reduction set forth in Schedule 1.4.

6.2. Obligations of the Seller. The Seller will pay to its employees, including without limitation any employee accepting employment with the Buyer, all compensation and employee benefits through the Closing Date and as otherwise are required by applicable law. The Seller will terminate as of the Closing Date the employment of those of its employees who accept the Buyer's offer of employment. Seller will indemnify Buyer for any wages paid by Buyer in a manner consistent with Seller's past practices for any documented sick time for consecutive days not at work in excess of three incurred by any Assumed Employee hired by Buyer during the first 52 weeks after the Closing. Past practices shall include limiting payment to such time banked as of the Closing Date and reducing payment by short term disability insurance benefits.

6.3. Employee Plans. Effective as of the Closing Date, the Seller shall take all necessary action under each of the Employee Plans to provide that those of Seller's employees who as of the Closing Date are participants therein, shall, pursuant to the terms of the applicable Employee Plan, receive from such Employee Plan, at the time or times provided thereunder, the benefits to which they are entitled through the Closing Date under the provisions of the applicable Employee Plan. The Buyer shall not have any liability or obligation of any kind whatsoever with respect to the Employee Plans, including without limitation, for benefits to which participants thereunder or their beneficiaries or dependents may be entitled, whether such benefits accrue before, on or after the Closing Date (other than accrued vacation benefits as set forth in Section 1.3(a) and except that Buyer shall assume United Health Care Policy #213612 (the "Health Insurance Plan") if permitted by the insurer thereunder, shall be responsible for all liabilities arising under the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA ("COBRA") with respect to all employees (or any beneficiary or dependent of any of such employees) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage, and shall provide such health care coverage under the Health Insurance Plan to Oliver R. Grace, Jr., John S. Grace, Dina Gitttings and Andrew M. O'Shea for no more than 3 months, if and to the extent permitted by the insurer thereunder) at the expense of Stockholder. The exclusion of liabilities and obligations of the Buyer as set forth in the preceding sentence includes any and all liabilities or obligations to any party whomsoever, including without limitation, participants under the Employee Plans and their beneficiaries and dependents, the Internal Revenue Service, the PBGC, any other government authority and any collective bargaining unit which at any time represents any of the Seller's present or former employees. The Stockholder and the Seller hereby jointly and severally agree to indemnify and hold the Buyer and its successors in interest harmless from and against any and all losses, liabilities, claims, demands, judgments, expenses (including legal fees and expenses, but excluding premiums under the Health Insurance Plan), causes of action or suits which arise against the Buyer or any successors in interest in connection with any Employee Plan. On or prior to the Closing Date, Buyer shall establish a plan under Section 401(k) of the Code for the benefit of the hired employees.

Section 7. Covenants Prior to Closing.

7.1. Access and Cooperation. Between the date of this Agreement and the Closing, the Seller will, and the Stockholder will and will cause the Seller to, afford to the officers and authorized representatives of the Buyer and Parent access to all of the Seller's sites, properties, books and records upon reasonable notice and during normal business hours and will furnish the Buyer with such additional financial and operating data and other information as to the business and properties of the Seller as the Buyer may from time to time reasonably request. Stockholder will use its best efforts to, and will cause Seller to use its best efforts to, provide Buyer and Parent with access to personnel of Seller's customers. The Seller and the Stockholder will cooperate with the Buyer and Parent, and their respective representatives, auditors and counsel, in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Seller will notify Buyer in advance of its intention to enter into any contract which would result in a negative gross margin as defined in Section 10.5.

7.2. Best Efforts; Consents. Between the date of the Agreement and the Closing:

(a) each of the parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement;

(b) Seller will give any notices to third parties, and shall obtain any third party consents that are required or that the Buyer may reasonably request in connection with the matters referred to in this Agreement; and

(c) each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of, governments and governmental agencies required in connection with the transactions contemplated by the Agreement.

7.3. Conduct of Business Pending Closing. Between the date of this Agreement and the Closing, the Seller will:

(a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform in all material respects all of its obligations under agreements relating to or affecting its assets, properties or rights;

(d) keep in full force and effect present insurance policies or other comparable insurance coverage;

(e) use its reasonable efforts to maintain and preserve its business organization intact, retain its present salaried employees (except to extent identified on Schedule 1.4) and maintain its relationships with suppliers, customers and others having business relations with the Seller;

(f) comply in all material respects with all permits, laws, statutes, ordinances, regulations and rules, and judgments, orders and decrees of any court or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it; and

(g) maintain and comply in all material respects with the terms of its present debt and lease instruments and not enter into any amendments thereto or any new debt or lease instruments, without the prior written consent of Buyer.

7.4. Prohibited Activities. Between the date hereof and the Closing, the Seller will not, without prior written consent of the Parent:

(a) make any change in the Seller charter or bylaws (except for the change in the name of the Seller contemplated herein);

(b) issue any securities, subscriptions, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

(c) declare or pay any dividend, or make any distribution in respect of its capital stock or directly or indirectly purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

(d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business and consistent with past practice and involves an amount not in excess of $10,000;

(e) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any of its assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of newly acquired equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the businesses of the Seller or (ii) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained), or materialmen's, mechanics', workers', repairmen's or other like liens arising by operation of law and securing amounts not yet due or being contested in good faith by appropriate proceedings (and for which contested amounts adequate reserves have been established and are being maintained) in the ordinary course of business;

(f) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business (except as contemplated by this Agreement);

(g) negotiate or enter into any agreement for the acquisition of any business or the start-up of any new business;

(h) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;

(i) waive any material rights or claims of the Seller, provided that the Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(j) Increase present salaries, bonuses, incentive compensation and commission levels for any officer, director, employee or agent, except for ordinary and customary salary increases for employees (but not officers, directors or agents) in accordance with past practice, amend any existing Employee Plan so as to provide increased benefits thereunder for any employee of the Seller who participates in such Plan, or his beneficiaries or dependents, or establish any new Employee Plan with respect to employees of the Seller or their beneficiaries or dependents;

(k) make any new hires;

(l) commit a material breach or amend or terminate any material agreement or instrument, license or other right of the Seller;

(m) enter into any agreement with the Stockholder or any Affiliate of the Stockholder; or

(n) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

7.5. No Shop. None of the Stockholder, the Seller, or any agent, employee, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly, solicit or initiate the submission of proposals or offers from any person or entity for, participate in any discussions pertaining to, or furnish any information to any person or entity other than the Buyer, Parent or their authorized agents relating to, any acquisition or purchase of any or all of the assets of, or any equity interest in, the Seller or substantially all the assets of Stockholder or any merger, consolidation or business combination of or involving the Seller or Stockholder (each a "Takeover Proposal"); provided, however, that if, at any time the Board of Directors of Stockholder determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Stockholder's stockholders under applicable law, Stockholder may, in response to a Superior Proposal (as defined in Section 7.6(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 7.5 and subject to compliance with Section 7.6(c), following delivery of the required notice (x) furnish information with respect to Stockholder or Seller to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Seller after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

7.6. Stockholder Stockholders Meeting; Other Proposals.

(a) Stockholder will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of shares of voting stock of Stockholder, including any adjournment thereof, as promptly as practicable after execution of this Agreement to consider and vote upon the approval of this Agreement and such other matters as may be appropriate. The Board of Directors of Stockholder shall recommend such approval and shall take all lawful action reasonably necessary to solicit such approval.

(b) Except as expressly permitted by this Section 7.6, neither the Board of Directors of Stockholder nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause Stockholder or Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Stockholder determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Stockholder's stockholders under applicable law, the Board of Directors of Stockholder may (subject to this and the following sentences) terminate this Agreement in order to concurrently enter into such Acquisition Agreement with respect to a Superior Proposal; provided, however, that Stockholder may not terminate this Agreement pursuant to this Section 7.6 unless and until (i) three business days have elapsed following the delivery to the Buyer of a written notice of such determination by the Board of Directors of Stockholder and (x) Stockholder has delivered to the Buyer the written notice required by Section 7.6(c) below, and (y) during such three business day period, Stockholder otherwise cooperates with the Buyer with respect to the Superior Proposal with the intent of enabling the Buyer to engage in good faith negotiations so that the transactions contemplated hereby may be effected and (ii) at the end of such three business day period the Board of Directors of Stockholder continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party, on or prior to the date of the meeting of the holders of shares of voting stock of the Stockholder, to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Stockholder common stock then outstanding or all or substantially all the assets of Seller or Stockholder and otherwise on terms which the Board of Directors of Stockholder determines in its good faith judgment (based on the advice of a financial advisor of recognized reputation) to be more favorable to Stockholder's stockholders than this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Stockholder, is reasonably capable of being obtained by such third party.

(c) In addition to the obligations of Stockholder set forth in Sections 7.5 and 7.6(a) and (b), Stockholder shall immediately advise Buyer orally and in writing of any request for information or of any proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Stockholder will keep Buyer reasonably informed of the status and details (including amendments and proposed amendments) of any such request or proposal.

7.7. Agreements to be Terminated. The Stockholders and the Seller shall terminate, on or prior to the Closing Date, any and all agreements listed on Schedule 7.7. The Seller and the Stockholders shall provide Seller proof of the terminations required pursuant to this Section 7.7. Terminations of options and warrants may provide for a deferred purchase price as long as such termination terminates any right to acquire equity securities of Seller.

7.8. Notification of Certain Matters. From and after the date of this Agreement until the Closing, each party hereto shall promptly notify the other parties hereto of (a) any representation or warranty made by it in connection with this Agreement was untrue or inaccurate when made, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the purchase of the Purchased Assets or the other transactions contemplated by this Agreement not to be satisfied, or (c) the failure of the Seller or the Stockholder, on the one hand, or the Buyer or Parent, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the purchase of the Purchased Assets or the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not modify any representations or warranties contained in this Agreement, cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice. The Stockholders and the Seller shall deliver to the Buyer updated versions of Schedules 1.2(k), 1.3(c) (to reflect payments made only), 1.3(d), 3.8, 3.10, 3.11 and 10.6 as of the Closing Date, solely to reflect events occurring between the date of this Agreement and the Closing Date which are not as a result of any failure of the Stockholders or the Seller to comply with the covenants and agreements under this Agreement, or shall have notified the Buyer in writing that no changes to such Schedules are required.

7.9. Inventory. The Seller shall provide to the Buyer no later than three business days prior to the anticipated Closing Date a schedule listing all Inventory and setting forth its value as determined pursuant to the definition of Purchased Inventory. Such schedule shall be adjusted pursuant to a physical inventory taken by the Buyer with the assistance of Seller immediately prior to the Closing for purposes of the Closing Statement.

7.10. Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

7.11. Noncompetition By Seller and Stockholder.

(a) For a period of five years after the Closing (the "Restricted Period") neither the Seller, Stockholder nor any affiliate thereof shall engage, directly or indirectly, in any business anywhere in the United States that develops, designs, manufactures, sells or markets products or services of the kind developed, designed, manufactured, sold and marketed by the Business or the Seller as of the Closing Date or, without the prior written consent of the Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Buyer, Parent, the Business or the Seller in developing, designing, manufacturing, selling or marketing products or services of the kind developed, designed, manufactured, sold or marketed by the Business or the Seller as of the Closing; provided, however, that, for the purposes of this section ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this section so long as the person owning such securities has no other connection or relationship with such competitor.

(b) As a separate and independent covenant, the Seller agrees with the Buyer that, for a period of five years following the Closing, neither the Seller, Stockholder nor any affiliate thereof shall, in any way, directly or indirectly, for the purpose of conducting or engaging in any business that develops, designs, manufactures, sells or markets products or services of the kind developed, designed, manufactured, sold or marketed by the Business or the Seller as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business or the Seller in order to take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Seller, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or the Seller, or induce or attempt to induce any of them to leave the employ of the Seller or violate the terms of their contracts, or any employment arrangements, with the Business.

(c) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 7.11.

Section 8. Conditions Precedent to the Obligations of the Stockholder and the Seller.

The obligations of the Stockholder and the Seller with respect to actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing of all of the following conditions. The consummation of the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of the Buyer contained in Section 5.

8.1. Representations and Warranties; Performance of Obligations. All representations and warranties of the Buyer contained in Section 5 shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though such representations and warranties had been made on and as of that date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the actual date of Closing and signed by the Chairman, President, any Vice President, the Chief Financial Officer or the Treasurer of Parent shall have been delivered to the Stockholder.

8.2. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or which seeks to recover substantial damages relating to the transactions contemplated hereby, and no governmental agency or body shall have taken any other action or made any request of the Seller relating to the transactions contemplated hereby as a result of which the Seller deems it inadvisable to proceed therewith.

8.3. Consents and Approvals. All consents listed on Schedule 3.3, including all necessary consents with respect to assumed contracts and consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made.

8.4. Certificates of Incorporation; Good Standing Certificates. The Buyer shall have delivered to the Seller copies of its articles of incorporation (including amendments thereto), certified as of a recent date by the Secretary of State of Illinois, and a certificate, dated as of a recent date, duly issued by the Secretary of State of Illinois and the Secretary of State (or other appropriate governmental authority) in each other state in which the Buyer is authorized to do business, showing that the Buyer is in good standing and authorized to do business in such jurisdiction.

8.5. Secretary's Certificates. The Seller shall have received a certificate from each of the Buyer and Parent, each dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Buyer and Parent, respectively, certifying as to the completeness and correctness of attached copies of the Buyer's or Parent's, as the case may be, charter (including amendments thereto), by-laws (including amendments thereto), and resolutions of the Board of Directors approving the entering into this Agreement and the consummation of the transactions contemplated hereby.

8.6. Closing Deliveries. The Seller shall have received the deliveries required to be made by the Buyer pursuant to Section 2.3.

8.7. Approval of the Stockholders. The stockholders of Stockholder shall have voted a majority of the issued and outstanding shares of Stockholder in favor of the transaction.

Section 9. Conditions Precedent to Obligations of the Buyer.

The obligations of the Buyer with respect to actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing of all of the following conditions. The consummation of the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of the Seller or the Stockholder contained in this Agreement.

9.1. Representations and Warranties; Performance of Obligations. All the representations and warranties of the Stockholder and the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though such representations and warranties had been made on and as of such date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholder and the Seller on or before the Closing shall have been duly performed or complied with in all material respects; and certificates to the foregoing effect dated the actual date of Closing and signed by the President of the Stockholder and Seller shall have been delivered to the Buyer.

9.2. No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or which seeks to recover substantial damages relating to the transactions contemplated hereby, and no governmental agency or body shall have taken any other action or made any request of the Buyer or Parent relating to the transactions contemplated hereby as a result of which the Buyer deems it inadvisable to proceed therewith.

9.3. Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

9.4. No Material Adverse Effect. No event or circumstance shall have occurred with respect to the Seller which would constitute a material adverse effect on the business, properties, operations, condition (financial or otherwise) or prospects of the Seller, and the Seller shall not have suffered any material change, loss or damage to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Seller to conduct its business.

9.5. Charters and Good Standing Certificates. The Seller and the Stockholder shall have delivered to the Buyer copies of their respective certificates of incorporation (including amendments thereto) certified as of a recent date by the Secretary of State of Delaware and in each state in which the Seller and the Stockholder are authorized to do business, showing the Seller and the Stockholder are in good standing and authorized to do business in such jurisdiction.

9.6. Secretary's Certificate. The Buyer shall have received certificates, dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Seller and the Stockholder, certifying as to the completeness and correctness of attached copies of the Seller's and the Stockholder's respective certificates of incorporation (including amendments thereto), by-laws (including amendments thereto), and resolutions of the Boards of Directors approving the Seller's and the Stockholder's entering into this Agreement and the consummation of the transactions contemplated hereby.

9.7. Closing Deliveries. Buyer shall have received the deliveries required to be made by the Stockholder and the Seller pursuant to Section 2.2.

9.8. Updated Schedules. The revised versions of Schedules 1.2(k), 1.3(c), 1.3(d), 3.8, 3.10, 3.11 and 10.6 delivered to the Buyer pursuant to Section 7.8 shall not disclose any material adverse effect on the business, properties, operations, condition (financial or otherwise) or prospects of the Seller as compared to such Schedules as of the date of this Agreement.

9.9. Approval of the Stockholders. The stockholders of Stockholder shall have voted a majority of the issued and outstanding shares of Stockholder in favor of the transaction.

Section 10. Additional Agreements.

10.1. Turnover of Payments. In the event that the Seller or the Stockholder receives any payment or amount to which the Buyer is entitled, the Seller and the Stockholder shall deliver the same promptly to the Buyer (with endorsement if necessary but otherwise in the same form as received) and until so delivered hold the same in trust for the Buyer's benefit and as the property of the Buyer. In the event that the Buyer receives any payment or amount to which the Seller is entitled (other than payment of accounts receivable, which shall be remitted to Seller in accordance with Section 10.2), the Buyer shall deliver the same promptly to the Seller (with endorsement if necessary but otherwise in the same form as received) and until so delivered hold the same in trust for the Seller's benefit and as the property of the Seller.

10.2. Warranty, Customer Returns and Accounts Receivable.

(a) The parties agree that it is to the advantage of the Buyer and the Seller as to the goods and services provided by the Seller, to settle claims made by customers with respect to goods and services warranted by the Seller and goods returned to Buyer by customers. As a result the Buyer, shall perform such warranty obligations and provide customer returns only as are expressly described on Schedule 10.2(a).

(b) For a period of 60 days following the Closing Date, the Buyer shall make such efforts to collect accounts receivable of the Seller identified on Schedule 3.10 as have been normal and customary for the Seller, but in no event shall the Buyer be required to institute litigation or refer a receivable to a third party for collection. If any obligor on a receivable incurs further indebtedness to the Buyer after the Closing Date, all payments received from such obligor after the Closing Date shall be credited to the earliest indebtedness still outstanding, unless the obligor denies or disputes its obligation with respect to such indebtedness or otherwise directs allocation of the payment to later indebtedness. For a period of 30 days following the Closing Date, Seller shall retain control of its lockbox account and shall remit any amounts collected with respect to indebtedness incurred after the Closing Date on the first business day of the week following the week of collection. Thereafter, Buyer will have sole control and possession of the lockbox account and Buyer shall remit the collected amounts for the accounts receivable of the Seller to Seller on the first business day of the week following the week of collection. Buyer shall provide Seller with periodic reports of accounts receivable collected. Buyer shall not grant credits to any outstanding accounts receivable with prior written consent of Seller, which consent shall not be unreasonably withheld. Seller hereby agrees that Buyer is not guaranteeing the collection of the accounts receivable or acting as a guarantor of collection of accounts receivable or guaranteeing in any way any accounts receivable.

10.3. Tax Returns. On and after the Closing Date, each party shall, and shall cause each of its affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any tax return, amended tax return or claim for refund, determining any liability for taxes or a right to refund of taxes or in conducting any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant returns, together with relevant schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which such party may possess. Each party also shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file any tax returns shall bear all costs of filing such returns.

10.4. Cooperation. On and after the Closing Date, the Seller, the Stockholder, the Buyer and Parent shall each deliver or cause to be delivered to the other parties hereto such additional documents, releases, assignments and instruments as the other parties may reasonably request for the purpose of carrying out the purposes of this Agreement. The Stockholder and the Seller will cooperate and use reasonable efforts to have the present officers, directors and employees of the Seller cooperate with the Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

10.5. Finished Goods Inventory Margin. Seller guarantees that Buyer will realize aggregate gross margins of not less than twenty percent (20%) on the sale of finished goods inventories for which there are open orders booked at the time of Closing, based upon the assumptions that: (a) the sale price that is used is the sale price contained or provided for in the subject customer order (whether a fixed price, a price based on the precious metal costs on the date of order or a price based on precious metal costs on the date of shipment), and (b) the cost accounting utilized by the Buyer for making such determination is identical to the cost accounting utilized by the Seller in making this determination. In the event that Buyer does not realize at least twenty percent (20%) gross margin on the sale of such finished goods inventories in the aggregate, Seller shall pay Buyer on demand the amount necessary to cause its gross margins on such sales to be twenty percent (20%). For the purposes of this Section 10.5, "gross margin" means the gross margin as is set forth on the ISD718 report "Electronic Cost of Sales Analysis at Value Add Intrinsic Date of Shipment."

10.6. Post Closing Adjustments. At the end of the first full month after the Closing Date and thereafter at the end of the next two succeeding months, Buyer shall review all shop orders identified at Closing by Buyer in the Closing Statement. For all listed shop orders closed during the 90-day period, a labor and overhead variance ("variance") adjustment will be calculated by comparing actual labor and overhead cost to Seller's standard cost. The variance will be allocated between the Seller and Buyer based on the pro rata value of labor and overhead charged to the shop orders pre- and post-closing. The variance allocated to the pre-closing period will result in either a favorable variance in which case Buyer will reimburse the Seller or an unfavorable variance in which case the Seller will reimburse the Buyer. In addition, during such reviews, Buyer shall review all precious metal content in work in process inventory as of the Closing Date that has subsequently become finished goods inventory. Buyer shall calculate any difference between the actual precious metal content in the finished good inventory plus precious metal scrap amounts resulting therefrom (valued at the second London Fix) less the precious metal content reflected in the open shop orders (valued at the second London Fix). To the extent such difference is a positive number, Buyer will reimburse Seller; to the extent such difference is a negative number, Seller shall reimburse Buyer. Buyer shall account for the precious metal content upon the closing of the open shop order in a manner consistent with Seller's inventory control practices. For the purposes of this section, the second London Fix means the London Fix price set in the afternoon, London, U.K. time, for the relevant precious metal as stated in United States dollars and found on the Internet site www.kitco.com under the headings "Historical London Fixings" "PM" for the day preceding the Closing Date. In the event that any commissions come due to any sales agent or representative of Seller for goods ordered prior to Closing but shipped after Closing, Buyer shall, on demand, pay such commissions to Seller, notwithstanding any agreement being an Excluded Liability.

10.7. Insurance. Seller agrees to keep in force for three years all "claims made" insurance policies, as long as Buyer pays any invoices forwarded to it by Seller.

10.8. Soft Inventory. Within five business days of the end of the second full calendar month after the Closing Date, Buyer will calculate the amount by which $300,000 exceeds 50% of the value of nonprecious material, labor and overhead content of all Soft Inventory and promptly deliver a certificate to Seller setting forth such amount. Thereafter, within five business days of the end of every other calendar month, up to and including such month end most nearly preceding the 18 month anniversary of the Closing, Buyer will determine which Soft Inventory has been shipped or placed into production on a shop order. Buyer will then calculate the amount equal to 50% of nonprecious material, labor and overhead content of the Soft Inventory so shipped or placed in production and promptly deliver a certificate to Seller setting forth such amount (any such amount contained in a certificate provided for in this paragraph, a "Soft Inventory Release Amount".)

"Soft Inventory" is defined as those inventory items for which the balance on hand at Closing exceeds two and one half times the usage during the twelve month period prior to Closing. "Usage" shall mean either shipment to customers or placement into production on a shop order.

10.9. Ney Name. At no time after the Closing will Seller use any name incorporating or similar to the name "Ney", except in connection with transacting checks and other payments on accounts constituting Excluded Assets.

Section 11. Indemnification.

11.1. Survival. The representations, warranties and agreements made by the parties in the Agreement or the other Transaction Documents or any other document or certificate delivered pursuant to this Agreement or any Transaction Document will survive the Closing for 18 months, except for representations contained in Sections 3.15, 3.16 and 3.20, which will survive until the expiration of the applicable statute of limitations.

11.2. Indemnification.

(a) The Seller and the Stockholder will, jointly and severally, indemnify, defend and hold harmless the Buyer from and against all liabilities, losses, claims, demands and damages, including reasonable attorneys' fees (collectively, "Claims") to the extent arising out of or related to (i) any Excluded Liabilities, (ii) any breach of any representation, warranty or agreement made by the Seller or the Stockholder in or pursuant to this Agreement or any of the other Transaction Documents, or (iii) any failure of the parties to have complied with any applicable bulk sales law. Notwithstanding the foregoing provisions of this Section 11.2 (a), with respect to any breaches of the representations and warranties contained in Section 3.4(b), Buyer's sole remedy with respect to breaches of Section 3.4(b) with respect to Soft Inventory shall be pursuant to the procedures set forth in Section 10.8 of this Agreement and Section 6(c) of the Escrow Agreement. On the Claim Date (as defined in the Escrow Agreement) a maximum of 50% of the nonprecious material, labor and overhead content of any remaining Soft Inventory will be permitted to be disbursed to the Buyer pursuant to the Escrow Agreement but only to the extent of the account balance remaining in the Inventory Indemnification Escrow Fund. Notwithstanding the limitation contained in the immediately preceding sentence, any other amounts in the Inventory Indemnification Escrow Fund shall be available to satisfy Claims with respect to breaches of the other representations and warranties contained in Section 3.4(b).

(b) The Buyer will indemnify, defend and hold harmless the Seller and the Stockholder from and against all Claims to the extent arising out of or related to (i) any Assumed Liabilities or (ii) any breach of any representation, warranty or agreement made by the Buyer in or pursuant to this Agreement or any of the other Transaction Documents.

11.3. Third Person Claims.

(a) Promptly after any party hereto (the "Indemnified Party") receives notice of or has knowledge of any claim by a person or entity not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, for which the Indemnified Party intends to make a claim against any party obligated to provide indemnification pursuant to Section 11.2(a) (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding, provided that the failure to give such prompt notice shall not affect the Indemnifying Party's obligation to indemnify absent a showing of actual prejudice to the Indemnifying Party. Such notice shall state the nature and the basis of such claim.

(b) The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal matter, without the written consent of the Indemnified Party, or any other matter, without the written consent of the Indemnified Party which in the case of matters which are not criminal matters will not be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and, subject to the preceding sentence, in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. In the event that counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, or in the event that the Indemnified Party is not reasonably satisfied with the counsel selected by the Indemnifying Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence, and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party notifies the Indemnified Party of its intention to undertake to defend any claim by a Third Person, the Indemnifying Party shall be conclusively presumed to have agreed to indemnify and hold the Indemnified Party harmless with respect thereto and the Indemnified Party shall be entitled to be indemnified for all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including without limitation reasonable attorneys fees and expenses of investigation) with respect to such claim.

(c) If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that under no circumstances shall the Indemnified Party settle any such matter without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

11.4. Escrow. In the event the Buyer is entitled to receive any amount from the Seller or the Stockholder under this Agreement as an indemnification payment, without prejudice to the rights of the Buyer to seek any recovery from and against the Seller or the Stockholder as provided hereunder, the Buyer shall be entitled to recover all or any portion of such amount in accordance with the terms of the Escrow Agreement to the extent of the cash or other property held in escrow thereunder.

Section 12. Termination of Agreement.

12.1. Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a) by mutual consent of the Buyer, the Stockholder and the Seller;

(b) by the Stockholder or the Seller, on the one hand, or by the Buyer on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 28, 2002; provided, however, that (i) neither the Stockholder nor the Seller shall be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Seller or Stockholder to perform any of their respective obligations under this Agreement required to be performed by any of them prior to or at Closing and (ii) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(b) if the failure of such transactions to be consummated is due to the willful failure of the Buyer to perform its obligations under this Agreement required to be performed by it prior to or at Closing;

(c) by the Stockholders or the Seller, on the one hand, or by the Buyer on the other hand, if a material breach or default shall be made by the other parties in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such breach or default shall not have been made within ten business days after receipt of notice specifying the breach and requesting that such breach be cured;

(d) by the Buyer in the event that the outcome of the vote of the stockholders of the Stockholder does not result in approval of this Agreement, in which event Seller shall, within two (2) calendar days following such termination, pay to Buyer $75,000, unless such vote follows the withdrawal or modification of the recommendation of the Board made in accordance with Section 7.6, in which case the payment shall be $300,000;

(e) by the Seller in the event the Seller accepts a Superior Proposal in accordance with Section 7.6, in which event Seller shall, within two (2) calendar days following such termination, pay to Buyer $300,000; or

(f) by Buyer within 20 business days of the date of this Agreement, if Buyer or Parent is not provided with access and cooperation under Section 7.1 (including access to Seller's customers) or if Buyer or Parent is not satisfied in its sole discretion with its review of customer relationship or the terms of any fixed price contracts.

12.2. Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

Section 13. Miscellaneous.

13.1. Expenses and Taxes. Whether or not the transactions herein contemplated shall be consummated, the Buyer, Parent, the Seller and the Stockholder will each pay their own fees, expenses and disbursements incurred in connection with the subject matter of this Agreement, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by such corporation under this Agreement, except that the Stockholder and the Seller (and not the Buyer or Parent) shall pay all sales, use, transfer, real property transfer, recording, gains, transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the purchase contemplated by this Agreement and the Stockholder and Seller, on one hand, and the Buyer and Parent, on the other, shall share the cost of the Appraisal equally. The Stockholder and the Seller shall file, or cause to be filed, all necessary documentation and tax returns with respect to such Transfer Taxes.

13.2. No Brokers or Finders. Each party represents and warrants that it employed no broker or agent in connection with this transaction, and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

13.3. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) as of the date delivered if delivered personally, by courier or by courier service, or (b) three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

If to the Buyer or Parent, addressed as follows:

Deringer Mfg. Company

1250 Town Line Road

Mundelein, Illinois 60060

Attn: John Wallace

President

with a copy to:

Schiff Hardin & Waite

Suite 6600

Sears Tower

Chicago, Illinois 60606

Attn: Gary Mowder

If to the Seller or the Stockholder, to:

Andersen Group, Inc.

515 Madison Avenue, Suite 2600

New York, New York 10022

Attn: Oliver R. Grace, Jr.

or to such other address or number as any party hereto shall specify for itself by notice given pursuant to this Section 13.3 from time to time; provided, however, that notices of any change in an address or number shall not be effective until receipt.

13.4. Severability. In the event that any of the provisions contained in this Agreement shall, for any reason, be declared or held to be unreasonable, unlawful, unenforceable or otherwise invalid in any respect, such term or provision shall be deemed modified to the extent necessary to make it enforceable, and in no event shall such declaration or holding affect the validity of any other provision of this Agreement, all of which provisions shall continue in effect in accordance with their terms.

13.5. Interpretation. The representations, warranties, agreements and covenants of the parties made in the Transaction Documents shall survive the consummation of the transactions contemplated hereby and the consummation of such transactions shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty, agreement or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty, agreement or covenant contained herein shall limit the applicability of a more general representation, warranty, agreement or covenant contained herein.

13.6. Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

13.7. Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

13.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws thereof.

13.9. Assignment, Binding Effect and Entire Agreement. This Agreement and the rights and obligations of the parties hereunder may not be assigned (except by operation of law) without the prior written consent of the other parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Buyer, Parent and the Seller, the heirs and legal representatives of the Stockholder and any permitted assigns of the parties. This Agreement and the Exhibits hereto set forth the entire agreement of the parties hereto concerning the subject matter of this Agreement. This Agreement may only be modified or amended by an agreement in writing executed by each of the parties hereto and any term of this Agreement may be waived only with the written consent of the party sought to be bound.

13.10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their successors, heirs, personal representatives and permitted assigns, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

13.11. Counterparts. This Agreement may be executed in any number of counterparts or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached will be deemed to be an original instrument, and all such counterparts together will constitute one and the same instrument.

13.12. Captions. The section headings in this Agreement are provided for convenience only and are not to be considered in the interpretation of this Agreement.

13.13. Parent Guarantee. To induce Seller to enter into this Agreement, which Agreement is of material benefit to Parent, Parent hereby unconditionally guarantees to Seller, as a primary obligor and not merely as a surety, the prompt and full payment and performance by Buyer of all of Buyer's obligations and liabilities under this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof ("Parent Guarantee"). Parent hereby agrees that, if Buyer fails to pay and perform promptly any such obligation or liability in accordance with such terms, Parent will forthwith, upon demand, pay and perform the same. The unconditional obligation of Parent hereunder will not be affected, impaired or released by any termination or expiration hereof, or by Closing hereunder, or by any extension, waiver, amendment or other circumstance whatsoever that would affect, impair, release or constitute a defense to any obligation of a guarantor or surety (other than Buyer's full and timely performance). In connection with and to induce Seller and Stockholder to accept this Parent Guarantee and enter into this Agreement, Parent represents and warrants to Seller and Stockholder as follows:

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted or proposed to be conducted.

(b) Parent has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Parent. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors rights generally, and general principles of equity.

(c) The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby (a) do not require Parent to file any notice with or obtain any consent, approval, authorization or exemption from any person or entity, including without limitation any government or governmental agency or instrumentality, (b) will not violate any writ, injunction, decree, order, judgment, law, statute, ordinance, rule or regulation and (c) will not constitute a default or breach under any agreement or commitment to which the Parent is a party or by which it or any of its properties may be bound.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

DERINGER ACQUISITION CORP. THE J.M. NEY COMPANY

By:/s/ John Wallace By:/s/ Andrew M. O'Shea

Name: John Wallace Name: Andrew M. O'Shea

Title: President Title: Chief Financial Officer, Treasurer and Secretary

DERINGER MFG., COMPANY ANDERSEN GROUP, INC., as the

(as to Section 13.13) Stockholder

By:/s/ Roderick W. Lamm By:/s/ Oliver R. Grace, Jr.

Name: Roderick W. Lamm Name: Oliver R. Grace, Jr.

Title: Chairman and Chief Executive Officer Title: President and Chief Executive Officer

SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.2(h) Artwork

Schedule 1.2(k) Deposits, Prepayments and Prepaid Expenses

Schedule 1.3(a) Employees

Schedule 1.3(b) Assumed Contracts

Schedule 1.3(c) Capitalized Lease Obligations

Schedule 1.3(d) Customer Pool Balances

Schedule 1.4 Headcount Reduction

Schedule 2.6 Form of Closing Statement

Schedule 3.1 Business Conducted by Agents, Subsidiaries or Affiliates

Schedule 3.3 Consents

Schedule 3.4 Financial Statements

Schedule 3.8 Personal Property

Schedule 3.9 Real Property

Schedule 3.10 Accounts and Notes Receivable

Schedule 3.11 Contracts and Leases

Schedule 3.12 Customer List

Schedule 3.13 Permits, Licenses and Authorizations

Schedule 3.15 Environmental Matters

Schedule 3.19 Employee Plans

Schedule 3.20 Compliance with ERISA

Schedule 3.21 Capitalization and Subsidiaries

Schedule 3.22 Predecessor Status; Etc.

Schedule 3.23 Intellectual Property

Schedule 3.24 Warranty and Sales Return Claims

Schedule 7.7 Agreements to be Terminated

Schedule 10.2(a) Warranty Claims, Inventory Returns

EXHIBITS:

Exhibit A - Form of Bill of Sale and General Assignment

Exhibit B - Form of Escrow Agreement

Exhibit C - Form of Lease

Exhibit D - Form of Assumption Agreement